UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

--------------------------------------------------------------- In re: FLYi, Inc., et al.,[1] Debtors ------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 05-20011 (MFW) (Jointly Administered)

MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF
LIQUIDATION of FLYi, inc. and ITs Debtor AFFILIATES

The above-captioned debtors (collectively, the "Debtors") hereby propose the following additions and modifications to the First Amended Joint Plan of Liquidation of FLYi, Inc. and Its Debtor Affiliates, dated November 21, 2006 (the "Plan"), pursuant to section 1127 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, Rule 3019 of the Federal Rules of Bankruptcy Procedure and Section XIII.C of the Plan:
1.  Section I.A.1 is modified and restated as follows:2
  1.“Administrative Claim” means (a) a Claim for costs and expenses of administration allowed under sections 503(b) or 507(a) of the Bankruptcy Code, including: (~~a~~i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (~~b~~ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Professional Fee Claims; (~~c~~iii) Claims for the value of any goods received by the Debtors within 20 days before the Petition Date allowed in accordance with section 503(b)(9) of the Bankruptcy Code; (~~d~~iv) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1932; and (~~e~~v) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; or (b) a Claim that is allowed as an Administrative Claim by Final Order.

2.  Section I.A.41 is modified and restated as follows:
  41.“Distribution Trustee” means ~~Bridge Associates LLC, or~~ such ~~other~~ party selected jointly by the Debtors and the Creditors’ Committee.

3.  Section I.A.51 is modified and restated as follows:
  51.“FLYi Distribution Trust Assets” means all assets of the Estate of FLYi, which consist solely of any Causes of Action of FLYi, 50 percent of the United Claim Settlement Proceeds ~~(or such other percentage as the Bankruptcy Court may determine)~~ and any Cash on hand, government and corporate bonds and other instruments owned by FLYi.

4.  Section I.A.77 is modified and restated as follows:
  77.“Protocol Bar Date” means the later of: (a) ~~February 28,~~April 11, 2007; and (b) such other date no later than May 31, 2007 as may be specifically fixed by order of the Bankruptcy Court pursuant to the standards and procedures set forth in the Motion of the Debtors for Approval of a Protocol With Their Official Committee of Unsecured Creditors With Respect to Certain Plan Matters, dated August 15, 2006 and in the Protocol Order

5.  Section I.A.78 is modified and restated as follows:
  78.“Protocol Order” means that order of the Bankruptcy Court dated September 6, 2006 approving a protocol for, among other things, the investigation of potential causes of action by the Creditors’ Committee and any successor thereto, as supplemented or amended by ~~order~~orders of the Bankruptcy Court dated September 21, ~~2006.~~2006 and February 27, 2007.

6.  Section I.A.85 is modified and restated as follows:
  85.“Steering Committee”~~shall have the meaning~~means a committee consisting of the parties selected by the Creditors' Committee on or prior to the Effective Date to exercise such limited powers as set forth in the Plan and the Distribution Trust Agreement.

7.  Section III.A.1.a is modified and restated as follows:
  a.Administrative Claims in General

  Except as specified in Section III.D and this Section III.A.1, and subject to the Bar Date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and ~~the applicable Debtor~~Independence or the Distribution Trustee, each holder of an Allowed Administrative Claim against any Debtor will receive from the ~~applicable~~Independence Priority Claims Trust Account in full satisfaction of its Administrative Claim Cash equal to the allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trustee and the holder of the Administrative Claim~~.~~

8.  Section III.A.1.b is modified and restated as follows:
  b.Statutory Fees

On the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid by the Distribution Trustee from the ~~applicable~~Independence Priority Claims Trust Account in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Distribution Trustee from the applicable Priority Claims Trust Account in accordance herewith until the closing of the applicable Bankruptcy Case pursuant to section 350(a) of the Bankruptcy Code.

9.  Section III.A.1.c is modified and restated as follows:
  c.Professional Fee Claims

  In connection with the global resolution of issues regarding the allocation of the United Claim Settlement Proceeds among the Debtors, 50 percent ~~(or such other percentage as determined by the Bankruptcy Court)~~ of the total amount of Allowed Allocated Professional Fee Claims will be paid by the Distribution Trustee from the FLYi Priority Claims Trust Account and the remaining 50 percent ~~(or such other percentage as determined by the Bankruptcy Court)~~ of the total amount of Allowed Allocated Professional Fee Claims will be paid by the Distribution Trustee from the Independence Priority Claims Trust Account; provided, however, that on the Effective Date, the Distribution Trustee will transfer from the FLYi Distribution Trust Account to the Independence Distribution Trust Account an amount equal to 50 percent ~~(or such other percentage as determined by the Bankruptcy Court)~~ of any Allowed Allocated Professional Fee Claims paid by Independence prior to the Effective Date; provided further that all other Allowed Professional Fee Claims and Allowed Claims asserted for services rendered after the Petition Date by any Professional or other Entity retained or employed by any Debtor in the ordinary course of business in accordance with the Ordinary Course Professionals Order or otherwise will be paid by the Distribution Trustee solely from the Independence Priority Claims Trust Account.

10.  Section III.B.2 is modified and restated as follows:
  2.Class 2 Claims (Priority Claims) are unimpaired. Each holder of an Allowed Priority Claim against a Debtor will receive from the ~~applicable~~Independence Priority Claims Trust Account Cash equal to the amount of such Allowed Claim.

11.  Section III.B.3 is modified and restated as follows:
  3.Class 3A Claims (General Unsecured Claims against FLYi) are impaired. Each holder of an Allowed General Unsecured Claim against FLYi will be deemed to receive a Pro Rata share, with Allowed Claims in Class 3B, of the net proceeds of the FLYi Distribution Trust Assets. The net Cash proceeds of the FLYi Distribution Trust Assets will be distributed to the holders of Allowed General Unsecured Claims against FLYi pursuant to the terms of the Distribution Trust Agreement~~, subject to~~ (including the disputed claim reserve provisions ~~of Section III.D~~).

12.  Section III.B.4 is modified and restated as follows:
  4.Class 3B Claims (Convertible Note Claims) are impaired. Each holder of an Allowed Convertible Note Claim will be deemed to receive a Pro Rata share, with Allowed Claims in Class 3A, of the net proceeds of the FLYi Distribution Trust Assets. The net Cash proceeds of the FLYi Distribution Trust Assets will be distributed to the indenture trustee under the FLYi Indenture, who will distribute the net Cash proceeds to the holders of Allowed Convertible Note Claims pursuant to the terms of the Distribution Trust Agreement (including the disputed claim reserve provisions) and the FLYi Indenture, subject to the provisions of Section III.D.

13.  Section III.B.8 is modified and restated as follows:
  8.Class 7 Claims (Intercompany Claims) are impaired. In connection with the global resolution of issues regarding the allocation of the United Claim Settlement Proceeds among the Debtors, ~~unless otherwise directed by the Bankruptcy Court,~~ no property will be distributed to or retained on account of the Intercompany Claim, provided, however, that the Intercompany Claim will be deemed to be paid from the United Claim Settlement Proceeds in an amount equal to FLYi's Pro Rata share of the Independence Distribution Trust Assets~~, or in such other manner or amount as determined by the Bankruptcy Court.~~

14.  Section III.D is modified and restated as follows:
  D.Special Provisions Regarding Claims of Indenture ~~or Other Trustees~~Trustee Under FLYi Indenture

  1.No later than 60 days after the Effective Date, ~~any~~the indenture ~~or other trustees~~trustee under the FLYi Indenture may submit to the Distribution Trustee a written request for the payment of such trustee's Claims~~, including Claims for reasonable fees, costs and expenses (including professional~~ for (a) reasonable, actual and necessary out of pocket expenses owed to such trustee under the Bankruptcy Court's order dated November 21, 2006 (the "Disclosure Statement Order") approving the Disclosure Statement (the "Solicitation Costs") and (b) reasonable fees and expenses (including professionals fees) incurred by and owed to such trustee and attributable to the period from the Petition Date through the Effective Date in connection with the administration of such trustee's duties under the FLYi Indenture, except for fees and expenses relating to any objections to the Disclosure Statement, the Plan and the procedures for soliciting votes on the Plan and any litigation and discovery related thereto (the "Trustee's Fees and Expenses"). The Distribution Trustee will pay such trustee's Claims for Solicitation Costs that the Distribution Trustee determines are reasonable and entitled to payment under the Disclosure Statement Order from the FLYi Distribution Trust Account. The Distribution Trustee, with the consent of the Steering Committee, may pay ~~any~~ such trustee's Claims for the Trustee's Fees and Expenses that the Distribution Trustee determines are reasonable and entitled to payment from the ~~applicable~~FLYi Distribution Trust Account. ~~To the extent such fees, costs and expenses are paid pursuant to this Section III.D.1, distributions received pursuant to the Plan by holders of Allowed Claims represented by such trustee will not be reduced on account of the payment of the Claims of any indenture or other trustee under this Section III.D.1.~~

  2.To the extent ~~such fees, costs and expenses~~the Claims of the indenture trustee under the FLYi Indenture are not paid pursuant to Section III.D.~~1.,~~1, distributions to holders of Allowed ~~Claims in Classes 3A and 3B~~Convertible Note Claims shall be subject to any reduction for fees, costs, expenses or other amounts that may be deducted from proceeds payable by the Distribution Trustee to the indenture ~~or other trustees~~trustee under the FLYi Indenture as a result of any "charging" or similar lien that may be asserted by such trustee against such proceeds prior to payment thereof to the holders of Claims represented by such trustee. Notwithstanding the forgoing, any charging or similar lien held by such trustee will be deemed released as of the Effective Date to the extent that such trustee's Claim is paid pursuant to Section III.D.1.

15.  Section IV.B.3.a is modified and restated as follows:
  a.Distribution Trust Generally

  On or prior to the Effective Date, the Distribution Trust shall be established pursuant to the Distribution Trust Agreement for the purpose of liquidating the Distribution Trust Assets, resolving all Disputed Claims, making all distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan and administering the Debtors’ Estates. On the Effective Date, the Distribution Trust Assets shall be transferred to, and vest in, the Distribution Trust. Subject to and to the extent set forth in the Plan, the Confirmation Order, the Distribution Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof), the Distribution Trust (and the Distribution Trustee and, where applicable, the Steering Committee) shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; (ii) accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Distribution Trust Assets (directly or through a Third Party Disbursing Agent), each in accordance with the Plan and Distribution Trust Agreement; (iii) sell, liquidate, transfer, distribute or otherwise dispose of the Distribution Trust Assets (directly or through a Third Party Disbursing Agent) or any part thereof or any interest therein pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (iv) calculate and make distributions to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (v) establish and administer the Trust Accounts and, if necessary, any additional trust accounts; (vi) comply with the Plan and exercise the Distribution Trustee’s rights and fulfill its obligations thereunder; (vii) except as otherwise provided in Section XIII.A.3, comply with and implement the terms and provisions of the Protocol Order; (viii) review, reconcile, settle or object to Claims and resolve such objections as set forth in the Plan; (ix) employ professionals to represent the Distribution Trustee with respect to its responsibilities; (x) file appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and pay Taxes or other obligations owed by the Distribution Trust and the Debtors; (xi) exercise such other powers as may be vested in the Distribution Trustee or as deemed by it to be necessary and proper to implement the provisions of the Plan and the Distribution Trust Agreement; (xii) take such actions as are necessary or appropriate to close or dismiss any or all of the Bankruptcy Cases; and (xiii) dissolve the Distribution Trust in accordance with the terms of the Distribution Trust Agreement.

16.  Section IV.B.3.c is modifiied and restated as follows:
  c.Distribution Trustee

  The Distribution Trustee shall be the exclusive trustee of the assets of the Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), ~~as well as the representatives~~and, except as otherwise provided in Section XIII.A.3, the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Distribution Trustee shall be specified in the Distribution Trust Agreement and shall include the authority and responsibility to: (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; (ii) accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Distribution Trust Assets (directly or through a Third Party Disbursing Agent), each in accordance with the Plan and Distribution Trust Agreement; (iii) sell, liquidate, transfer, distribute or otherwise dispose of the Distribution Trust Assets (directly or through a Third Party Disbursing Agent) or any part thereof or any interest therein pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (iv) calculate and make distributions to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (v) establish and administer the Trust Accounts and, if necessary, any additional trust accounts; (vi) comply with the Plan and exercise the Distribution Trustee’s rights and fulfill its obligations thereunder; (vii) except as otherwise provided in Section XIII.A.3, comply with and implement the terms and provisions of the Protocol Order; (viii) review, reconcile, compromise, settle, prosecute or object to Claims and resolve such objections as set forth in the Plan; (ix) employ professionals, including professionals already retained by the Estates, to represent the Distribution Trust with respect to its responsibilities; (x) file appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and pay Taxes or other obligations owed by the Distribution Trust and the Debtors; (xi) exercise such other powers as may be vested in the Distribution Trustee or as deemed by it to be necessary and proper to implement the provisions of the Plan and the Distribution Trust Agreement; (xii) take such actions as are necessary or appropriate to close or dismiss any or all of the Bankruptcy Cases; and (xiii) dissolve the Distribution Trust in accordance with the terms of the Distribution Trust Agreement. The Distribution Trustee shall distribute the Distribution Trust Assets in accordance with the provisions of the Plan and the Distribution Trust Agreement. Other rights and duties of the Distribution Trustee and the beneficiaries of the Distribution Trustee shall be as set forth in the Distribution Trust Agreement.

  The Distribution Trust Agreement generally will provide for, among other things: (i) the payment of reasonable compensation to the Distribution Trustee; (ii) the payment of other expenses of the Distribution Trust, including the cost of pursuing the claims assigned to the Distribution Trust; (iii) the retention of counsel, accountants, financial advisors or other professionals and the payment of their compensation; (iv) the investment of Cash by the Distribution Trustee within certain limitations; (v) the preparation and filing of appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and the payment of Taxes or other obligations owed by the Distribution Trust and the Debtors; (vi) the orderly liquidation of the Distribution Trust’s assets; and (vii) the disposition of any Causes of Action assigned to the Distribution Trust, which may include the litigation, settlement, abandonment or dismissal of any claims, rights or causes of action assigned to the Distribution Trust

17.  Section IV.E is modified and restated as follows:
  E.Trustee Accounts

  On or prior to the Effective Date, the following Trust Accounts will be established and maintained in federally insured domestic banks in the name of the Distribution Trustee and, if applicable, the Third Party Disbursing Agent for each such Trust Account. On the Effective Date, the Trust Accounts and the contents thereof, if any, will be transferred to and irrevocably vest in the Distribution Trust. ~~No later than ten days prior to the deadline to vote to accept or reject the Plan, (a) the Creditors’ Committee and the Debtors will agree on the amount to be funded into the Trust Accounts on the Effective Date and (b) the Debtors will File a revised Distribution Trust Agreement reflecting such funding amounts~~

18.  Section IV.E.2.a is modified and restated as follows:
  a.Creation and Funding

  On or prior to the Effective Date, (i) the FLYi ~~Distribution Trust Account and the Independence~~ Distribution Trust Account will be established to pay Allowed General Unsecured Claims against the FLYi Distribution Trust Assets and Allowed Convertible Note Claims and (ii) the Independence Distribution Trust Account will be established to pay Allowed General Unsecured Claims against the Independence Distribution Trust Assets~~, respectively~~. After first funding the Priority Claims Trust Accounts as provided in Section IV.E.1, the Distribution Trust Accounts will be funded by the transfer of the Distribution Trust Assets or the proceeds thereof from the respective Debtors. The Distribution Trustee will act as the Disbursing Agent for each of the Distribution Trust Accounts.

19.  Section IV.F.1 is modified and restated as follows:
  1.Preservation of Rights of Action

  Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Distribution ~~Trustee~~Trust will retain and may enforce any claims, demands, rights and causes of action that any Estate may hold against any person or Entity to the extent not released under Sections IV.F.3 or otherwise, including the Recovery Actions. The Distribution ~~Trustee~~Trust may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Estate or Estates that held such claims, demands, rights or causes of action. Any recovery of Cash by the Distribution ~~Trustee~~Trust on account of such actions will be deposited in the Distribution Trust Account of the applicable Debtor and distributed pursuant to the terms of the Plan and the Distribution Trust Agreement. A nonexclusive schedule of currently pending actions and claims brought by one or more Debtors is attached as Exhibit IV.F.1. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any right of action or claim on Exhibit IV.F.1 shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that any Debtor or Estate may hold against any Entity.

20.  Section IV.F.3.a is modified and restated as follows:
  a.General Releases by Debtors

  Without limiting any applicable provisions of, or releases contained in, the Plan, as of the later of the Effective Date and the Protocol Bar Date, the Debtors, ~~on behalf of themselves,~~ the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge (i) all Causes of Action arising prior to the Petition Date that such Entity has, had or may have against each of~~: (i)~~ the present or former directors, officers, employees, members, managers, agents, attorneys, representatives and advisors of the Debtors, acting in such capacity, other than (A) Designated Causes of Action specifically asserted as of the Protocol Bar Date by (prior to the Effective Date) the Creditors’ Committee or (after the Effective Date) the ~~Distribution Trustee~~Steering Committee in a complaint filed by such party in the Bankruptcy Court or such other court of competent jurisdiction on or before the Protocol Bar Date and (B) Causes of Action that, after the filing of a Designated Cause of Action as of the Protocol Bar Date by such party in such court, are identified for the first time in discovery in such action and that could not reasonably have been discovered and asserted in the investigation contemplated by the Protocol Order; and (ii) ~~the Creditors’~~to the extent set forth in Section XIII.B, all Causes of Action arising on or after the Petition Date that such Entity has, had or may have against the Creditors' Committee and its members, and its and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include (A) any Recovery Actions against any member of the Creditors' Committee or relating to transfers to Entities who were insiders at the time of payment or (B) any actual or potential objections to the pre- or post-petition claims of any Entity against any of the Estates.

21.  Section IV.F.3.b is modified and restated as follows:
  b.General Releases by Holders of Claims

  Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors under the Plan, Cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim that votes in favor of the Plan shall be deemed to forever release, waive and discharge all liabilities and Claims in any way relating to any Debtor, the Bankruptcy Case or the Plan that such Entity has, had or may have against: (i) the Debtors and their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity; and (ii) the Creditors’ Committee and its members, and its and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include any act, omission or occurrence that was the result of gross negligence or willful misconduct.

22.  Section V.B is modified and restated as follows:
  B.Bar Date for Rejection Claims

  Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Rejection Claim will be forever barred and will not be enforceable against the Distribution Trustee or the Distribution Trust unless a proof of Claim is Filed and served on the Distribution Trustee, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than ~~30~~60 days after the Effective Date.

23.  Section VII.B.1 is modified and restated as follows:
  1.No Payments on Account of Disputed Claims and Disputed Claims Reserve

  Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. Distributions on account of any Disputed Claim that has become an Allowed Claim will be governed by the Distribution Trust Agreement. In addition, the Distribution Trust Agreement shall include reasonable and customary provisions establishing reserves to account for Disputed Claims that become Allowed Claims. Claims of each individual agency of the United States shall be paid in accordance with the terms of the Plan as soon as all of the Claims of the individual agency are resolved.

24.  Section XI.A.1 is modified and restated as follows:
  1.Claims Against the Debtors and Their Successors Enjoined

  Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Distribution Trust ~~or~~, the Distribution Trustee or the Steering Committee, other than to enforce any right pursuant to the Plan to a distribution from the Trust Accounts; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Distribution Trust ~~or~~, the Distribution Trustee or the Steering Committee other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Distribution Trust, their respective property or the Trust Accounts; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors ~~or~~, the Distribution Trustee or the Steering Committee; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing in this paragraph shall enjoin or preclude the United States from pursuing any police or regulatory action against the Debtors..

25.  Section XI.A.2 is modified and restated as follows:
  2.Enforcement Against Non-Debtor Third Parties Enjoined

  Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, ~~all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released, waived, settled or deemed satisfied pursuant to the Plan will~~each holder of a Claim that votes in favor of the Plan and the Debtors, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them shall be permanently enjoined from taking any of the following actions against any ~~released~~ Entity that is released under the Plan, including under Section IV.F.3, or its property in respect of claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released, waived, settled or deemed satisfied pursuant to the Plan: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to any released Entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

26.  Article XII is modified by the addition of the following sentence at the end of Article XII:
  Nothing in this Article XII shall constitute a waiver by the United States of its rights to assert that the Bankruptcy Court lacks jurisdiction over any matter set forth in this Article XII.

27.  Section XIII.A.1 is modified and restated as follows:
  1.Dissolution of the Creditors' Committee

  On the Effective Date, the Creditors’ Committee, except as set forth below, will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii, including in connection with any objection thereto, (b) in connection with any appeal pending as of the Effective Date, including any appeal of the Confirmation Order and (c) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.

28.  Section XIII.A.2 is modified and restated as follows:
  2.Professional Fee Claims of the Professionals Retained by the Debtors

  The Professionals retained by the Debtors will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii, including in connection with any objection thereto, and (b) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.

29.  Section XIII.A.3 is modified and restated as follows:
  3.Formation of the Steering Committee

  On the Effective Date, the Steering Committee shall be formed with its ~~duties~~powers limited to: (a) overseeing the General Unsecured Claims and Convertible Note Claims reconciliation and settlement process conducted by or on behalf of the Distribution Trustee; (b) formulating with the Distribution Trustee appropriate procedures for the settlement of Claims; (c) overseeing the distributions to the holders of General Unsecured Claims ~~under this Plan; (d~~and Convertible Note Claims under this Plan; (d) in the name of, and on behalf of, the Distribution Trust, bringing, prosecuting and abandoning Designated Causes of Action and Causes of Action that, after the filing of a Designated Cause of Action as of the Protocol Bar Date, are identified for the first time in discovery in such action and that could not reasonably have been discovered and asserted in the investigation contemplated by the Protocol Order, (e) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited ~~duties;~~powers and (~~e~~f) such other matters as may be agreed upon between the Distribution Trustee and the Steering Committee or specified in this Plan or the Distribution Trust Agreement. For so long as the Claims reconciliation process shall continue, the Distribution Trustee shall make regular reports to the Steering Committee as and when the Distribution Trustee and the Steering Committee may reasonably agree upon. The Steering Committee may employ, without further order of the Court, professionals to assist it in carrying out its ~~duties~~powers as limited above, including any professionals retained in these Bankruptcy Cases, and the Distribution Trustee shall pay the reasonable costs and expenses of the Steering Committee, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court, from the Distribution Trust Expense Account.

30.  Section XIII.B is modified and restated as follows:
  B.Limitation of Liability

  The Debtors, the Distribution Trust, the Distribution Trustee, the Steering Committee and their respective members, directors, officers, employees, agents and professionals, acting in such capacity, and the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity, will neither have nor incur any liability to any Entity for any act taken or omitted to be taken on or after the commencement of the Bankruptcy Cases, including the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the accompanying Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Bankruptcy Cases or any of the foregoing; provided, however, that the foregoing provisions will have no effect on: (1) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (2) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

31.  Section XIII.G.4 is modified and restated as follows:
  4.The United States Trustee

  ~~Margaret L. Harrison~~Mark S. Kenney, Esq.

OFFICE OF THE UNITED STATES TRUSTEE

844 King Street

Room 2207

Lockbox #35

Wilmington, Delaware 19801

Fax: (302) 573-6497

14
DLI-6103113v3

Dated: March 5, 2007

Respectfully submitted,

FLYi, Inc. (for itself and on behalf of its Debtor Affiliates)

By: /s/ Richard. Kennedy
 Richard Kennedy
President and General Counsel

COUNSEL:

M. Blake Cleary (NO. 3614)
Matthew B. Lunn (NO. 4119)
Ian S. Fredericks (NO. 4626)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
(302) 571-6759

- AND -

Paul D. Leake
Scott J. Friedman
Joseph M. Witalec
JONES DAY
222 East 41st Street
New York, New York 10017
(212) 326-3939

Brad B. Erens
Mark A. Cody
Dan B. Prieto
JONES DAY
77 West Wacker Drive
Chicago, Illinois 60601
(312) 782-3939

ATTORNEYS FOR THE DEBTORS

[1]
The Debtors are the following seven entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  FLYi, Inc  (1051); Independence Air, Inc. (1749); Atlantic Coast Jet, LLC (1492); Atlantic Coast Academy, Inc. (9852); IA Sub, Inc. (none); WaKeeney, Inc. (none); and Atlantic Coast Airlines, Inc. (none).  The address of each of the Debtors is 45200 Business Court, Dulles, VA  20166.

[2]	All modified and restated Plan provisions are marked to reflect the modifications thereto.